Exhibit 10.1

3340 PEACHTREE ROAD NE, SUITE 2250, ATLANTA, GA 30326

Tel: (404) 842 2600 Fax: (404) 842 2626

www.prxi.com

www.rmstitanic.net

August 19, 2008

PERSONAL AND CONFIDENTIAL

VIA ELECTRONIC MAIL –

Bruce Eskowitz

Re: Severance Agreement

Dear Bruce:

This Severance Agreement (“Agreement”) is entered into by you and Premier Exhibitions, Inc. (“Premier” or the “Company”), and evidences the agreement among you and Premier with respect to your resignation as an employee, officer, and director and also memorializes the terms of your severance agreement with the Company, effective as of August 19, 2008 (the “Resignation Date”), as follows:

1. Execution of this Agreement reflects your agreement and consent to terminate that certain Employment Agreement dated September 1, 2007 between you and Premier, and reflects your resignation from employment and the Board of Directors with Premier, effective as of the Resignation Date. Effective as of the Resignation Date, you will no longer serve as an employee, officer or director of Premier. You waive any right to severance or other benefits under the Employment Agreement (except as specifically set forth herein).

2. In consideration of your past services to the Company, the mutual release set forth in paragraph 5 and the representations and agreements set forth in this Agreement, the Company agrees to pay you the compensation described in paragraph 3 below, subject to the terms and conditions set forth in this Agreement.

3. Subject to the Agreement becoming effective, the Company agrees to pay you severance as follows:

(a)	A severance fee from September 1, 2008 through August 31, 2009 (the “Severance Period”) of $90,001.66 per month payable in bi-weekly installments by direct deposit to you, for a total severance payment of $1,080,020.

(b)	At all times during the Severance Period, the Company shall maintain for you and your family all medical and dental insurance programs, policies and coverage heretofore provided by the Company, and the Company shall be solely responsible for any and all costs associated with such insurance through the conclusion of the Severance Period.

(c)	You are entitled to keep your laptop computer.

4. The stock options and restricted stock granted to you pursuant to paragraph 3(f) and (g) of your Employment Agreement are forfeited, and you relinquish any rights thereto. You agree to execute any additional documents reasonably necessary to effectuate the intent of this provision.

5. Bruce Eskowitz and Premier, on behalf of themselves, and their respective parent and subsidiary corporations, heirs, executors, officers, directors, employees, investors, stockholders, administrators and assigns, hereby fully and forever release each other and their respective heirs, executors, officers, directors, employees, investors, stockholders, administrators, parent and subsidiary corporations, predecessor and successor corporations and assigns, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the date of this Agreement including, without limitation:

(a)	any and all claims relating to or arising from your employment relationship with the Company and the termination of that relationship;

(b)	any and all claims for wrongful discharge of employment; breach of contract, both express and implied; quantum meruit, breach of a covenant of good faith and fair dealing, both express and implied, negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; negligence; and defamation;

(c)	any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, and the Americans with Disabilities Act of 1990;

(d)	any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(e)	any and all claims for attorneys’ fees and costs.

(f)	You and the Company agree that the release set forth in this Section 5 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred or specified under this Agreement nor to any other independently actionable claims you or the Company may have against the other relating to facts and circumstances arising subsequent to the date of this Agreement.

6. Restrictive Covenants.

a)	Competition with the Company. You covenant and agree that, during the Term of this Agreement (August 19, 2008 through August 31, 2009), you will not, without the prior written consent of the Company, directly (whether as a sole proprietor, partner, stockholder, director, officer, employee or in any other capacity as principal or agent), engage in any business activity involving the public, commercial exhibition of human bodies and anatomy or sports memorabilia, or to pursue directly or indirectly, or interfere with any business development opportunity under consideration by the Company during your employment as set forth in Schedule “A”, attached hereto and incorporated herein by this reference. Notwithstanding the foregoing, (1) you shall be entitled to pursue any of the listed corporate opportunities set forth on Schedule “A” in the event that the Company does not enter into a definitive agreement concerning each applicable opportunity with the relevant third party upon the earlier to occur of (a) such time as either or both the Company and the applicable third party elects not to pursue the opportunity as between the two of them, or (b) one year from the date of this Agreement, and (2) you shall be entitled to invest in stock of other competing public companies so long as your ownership is less than 5% of such company’s outstanding shares.

b)	Disclosure of Confidential Information. You acknowledge that during your employment you gained and had access to confidential information regarding the Company and its subsidiaries and affiliates. You acknowledge that such confidential information as acquired and used by the Company or any of its subsidiaries or affiliates constitutes a special, valuable and unique asset in which the Company or any of its subsidiaries or affiliates, as the case may be, holds a legitimate business interest. All records, files, materials and confidential information (the “Confidential Information”) obtained by you in the course of your employment with the Company shall be deemed confidential and proprietary and shall remain the exclusive property of the Company or any of its subsidiaries or affiliates, as the case may be. You will not, for any reason use for your own benefit or the benefit of any person or entity with which you may be associated, disclose any Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior consent of the Board of Directors of the Company, unless such information previously shall have become public knowledge through no action by or omission of yours. Notwithstanding the foregoing, it is expressly acknowledged and agreed that “Confidential Information” hereunder shall not be deemed to apply to the following information or other intangible assets that you may have acquired during the term of your employment with the Company: (i) knowledge of general conditions and opportunities in the entertainment industries, (ii) business contacts, and (iii) accretions to your business acumen and skills as an executive in the entertainment industries.

c)	Subversion, Disruption or Interference. At no time during the term of the Agreement shall you, directly or indirectly, interfere, induce, influence, combine or conspire with, or attempt to induce, influence, combine or conspire with, any of the employees of, or consultants to, the Company to terminate their relationship with or compete with or ally against the Company or any of its subsidiaries or affiliates in the business in which the Company or any of its subsidiaries or affiliates is then engaged in.

d)	Enforcement of Restrictions. You agree that any violation by you of the covenants contained in this Section 6 will likely cause irreparable damage to the Company or its subsidiaries and affiliates and may, as a matter of course, be restrained by process issued out of a court of competent jurisdiction, in addition to any other remedies provided by law.

7. Within three days following your execution of this Agreement, you agree to meet with Arnie Geller, and/or any other executive(s) designated by the Company in order to update, address, and transfer all pending company business to the designated executives and to ensure a smooth transition of your responsibilities. In addition, during the severance period, you agree to make yourself available on reasonable notice to meet with the Company’s executives to the extent necessary to address business issues. The Company will reimburse you for reasonable, pre-approved expenses (ie, travel, accommodations) which are necessary to effectuate this provision. In addition, within three days following your execution of this Agreement, you will return to the Company (via Arnie Geller) any company information (including paper and electronically stored documents) which is in your possession, custody or control.

8. This Agreement supersedes any prior agreement, and constitutes the entire agreement, among you and Premier with respect to the subject matter hereof, and may not be altered or modified other than in writing signed by all the parties hereto. This Agreement shall remain binding upon any successor to Premier (whether direct or indirect, by purchase, merger, consolidation or otherwise). This Agreement shall inure to the benefit of, and be enforceable by each of the parties’ successors, assigns and by your personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

9. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Florida and the sole and exclusive venue for any litigation arising out this Agreement will be the Circuit Court Hillsborough County, Tampa, Florida or the United States District Court for the Middle District of Florida, Tampa Division.

10. Notwithstanding anything to the contrary herein, the parties retain the right to file an action based on a breach of this Agreement. The prevailing party in an action to enforce a breach of this Agreement shall be entitled to recover his or its costs and expenses, including reasonable attorneys’ fees, incurred in the prosecution/defense of such action.

11. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. A signature transmitted by facsimile or electronic mail shall be deemed to be an original signature for all purposes.

12. Should any provision of this agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, that holding shall not affect the validity of the remainder of this agreement, the balance of which shall continue to be binding upon Premier and you with any modification to become a part hereof and treated as though contained in this original agreement.

13. The parties agree that they will not, directly or indirectly, make or publish any negative or disparaging statements concerning any other party (including any current or former Company officer, director, or employee). If any party is asked to make a statement concerning your resignation, the parties will state only that the resignation was “amicable, and in the best interest of all parties.”

If this Agreement correctly sets forth your understanding, please execute and return the enclosed copy of this Agreement.

Very truly yours,

PREMIER EXHIBITIONS, INC.

By:	/s/ Arnie Geller
Arnie Geller, Chairman

AGREED August 19, 2008

By:	/s/ Bruce Eskowitz
Bruce Eskowitz